Exhibit 10.1

AMENDMENT NO. 3 TO

EMPLOYMENT, CONFIDENTIALITY, NON-COMPETITION

AND SEVERANCE AGREEMENT

THIS AMENDMENT NO. 3 TO EMPLOYMENT, CONFIDENTIALITY, NON-COMPETITION AND SEVERANCE AGREEMENT (this “Amendment”) dated as of August 18, 2006, is made and entered into by and between Essential Group, Inc., a Delaware corporation (the “Company”), and Dennis Cavender (the “Executive”).

WHEREAS, the Company and the Executive have previously entered into that certain Employment, Confidentiality, Non-Competition and Severance Agreement, dated October 27, 2003, as amended by Amendment No. 1 to Employment, Confidentiality, Non-Competition and Severance Agreement, dated as of October 28, 2004 and Amendment No. 2 to Employment, Confidentiality, Non-Competition and Severance Agreement, dated as of December 1, 2004 (collectively, the “Agreement”);

WHEREAS, the Company and the Executive each desires to continue Executive’s employment with the Company without interruption; and

WHEREAS the Company and Executive each desires to amend the provisions of the Agreement as provided in paragraph 1 of this Amendment.

NOW, THEREFORE, the Company and Executive agree as follows:

1.	Amendments to Agreement.

(a) Section 8(a)(i) of the Agreement is hereby amended and restated to read in its entirety as follows:

“for a period of twelve (12) months thereafter (the “Payment Period”), the Company shall pay the Executive, in accordance with the Company’s regular payroll schedule, termination payments that in the aggregate equal the sum of (A) the Executive’s highest annual base salary during the three-year period prior to the Executive’s Termination Date plus (B) the Executive’s average annual cash and equity incentive compensation award during the three-year period prior to the Termination Date.”

(b) New Sections 8A, 8B, 8C and 8D are hereby added to the Agreement as follows:

“8A. Termination Following a Change in Control.

(a) If at any time during the Severance Period following the occurrence of a Change in Control the Company terminates Executive’s employment, the Executive shall be entitled to the benefits provided by Section 8B unless such termination is the result of the occurrence of one or more of the following events:

(i) The Executive’s death;

(ii) The Executive’s permanent disability within the meaning of, and actual receipt of disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, Executive immediately prior to the Change in Control; or

(iii) Cause.

(b) If at any time during the Severance Period following the occurrence of a Change in Control the Executive terminates his employment with the Company, the Executive shall be entitled to the benefits provided by Section 8B if one or more of the following events has occurred (regardless of whether any other reason, other than Cause as hereinabove provided, for such termination exists or has occurred, including without limitation other employment):

(i) Failure to maintain the Executive in the office or the position, or a substantially equivalent office or position, of or with the Company, which the Executive held immediately prior to a Change in Control;

(ii) a reduction in the aggregate of the Executive’s Base Pay and Incentive Pay received from the Company and any Subsidiary from that earned immediately prior to the Change in Control or the termination or denial of the Executive’s rights to Employee Benefits or a reduction in the scope or value thereof from that earned immediately prior to the Change in Control, any of which is not remedied by the Company no later than 10 calendar days after receipt by the Company of written notice from the Executive of such change, reduction or termination, as the case may be;

(iii) determination by the Executive (which determination will be conclusive and binding upon the parties hereto if it was made in good faith and in all events will be presumed to have been made in good faith unless otherwise shown by the Company by clear and convincing evidence) that a change in circumstances has occurred following a Change in Control, including, without limitation, a change in the scope of the business or other activities for which the Executive was responsible immediately prior to the Change in Control, which has rendered the Executive substantially unable to carry out, has substantially hindered Executive’s performance of, or has caused Executive to suffer a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive immediately prior to the Change in Control, which situation is not remedied no later than 10 calendar days after receipt by the Company of written notice from the Executive of such determination;

(iv) The liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (directly or by operation of law) assumed all duties and obligations of the Company under this Agreement;

(v) The Company relocates its principal executive offices, or requires the Executive to have his principal location of work changed, to any location that is in excess of 50 miles from the location thereof immediately prior to the Change in Control, or requires the Executive to travel away from his office in the course of discharging his responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of Executive in any of the three full years immediately prior to the Change in Control without, in either case, his prior written consent; or

(vi) Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto which is not remedied by the Company within 10 calendar days after receipt by the Company of written notice from the Executive of such breach.

A termination by the Company pursuant to Section 8A(a) or by the Executive pursuant to Section 8A(b) will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company providing Employee Benefits, which rights shall be governed by the terms thereof, except for any rights to severance compensation to which Executive may be entitled upon termination of employment under Section 8.

8B. Severance Compensation.

(a) If at any time during the Severance Period following the occurrence of a Change in Control the Company terminates the Executive’s employment other than pursuant to Section 8A(a) or the Executive terminates his employment pursuant to Section 8A(b),

(i) the Company shall, no later than five business days after the Termination Date, pay to the Executive a lump sum payment in an amount equal to one times the sum of (A) Base Pay (at the highest rate in effect for any period prior to the Termination Date), plus (B) Incentive Pay (determined in accordance with the standards set forth in the definition thereof);

(ii) the Company shall, for a period of twelve months following the Termination Date (the “Continuation Period”), arrange to provide the Executive with Employee Benefits that are welfare benefits (but not stock option, stock purchase, stock appreciation or similar compensatory benefits) substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Termination Date (or, if greater, immediately prior to the reduction, termination or denial described in Section 8A(b)(ii)), except that the level of any such Employee Benefits to be provided to the Executive may be reduced in the event of a corresponding reduction generally applicable to all recipients of or participants in such Employee Benefits, which Continuation Period will be considered service with the Company for the purpose of determining service credits and benefits due and payable to the Executive under the Company’s retirement income, supplemental executive retirement and other benefit plans of the Company applicable to the Executive, his dependents or his beneficiaries immediately prior to the Termination Date;

(iii) the Company shall provide the Executive with outplacement services by a firm selected by the Executive, at the expense of the Company in an amount up to 20% of the Executive’s Base Pay; and

(iv) notwithstanding anything to the contrary in the Executive’s stock option agreement(s) or certificate(s) or in the stock option plan(s) under which Executive’s stock options were granted, (A) (i) all of Executive’s stock options that are outstanding as of the date hereof and are not then exercisable shall become immediately exercisable and shall terminate on the date one year from the Termination Date, and not earlier, and (2) all stock options that may be granted to Executive after the date hereof and are not then exercisable shall terminate on the Termination Date and (B) Executive may exercise all or any of his options that are exercisable from time to time until the date one year from the Termination Date.

If and to the extent that any benefit described in Section 8B(a)(ii) or (iii) is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any Subsidiary, as the case may be, then the Company shall itself pay or provide for the payment to the Executive, his dependents and beneficiaries, of such Employee Benefits. Without otherwise limiting the purposes or effect of Section 8C, Employee Benefits otherwise receivable by the Executive pursuant to Section 8B(a)(ii) or (iii) shall be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during the Continuation Period following the Executive’s Termination Date, and any such benefits actually received by the Executive shall be reported by the Executive to the Company.

(b) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company shall pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite “prime rate” as quoted from time to time during the relevant period in the Midwest Edition of The Wall Street Journal. Such interest shall be payable as it accrues on demand. Any change in such prime rate shall be effective on and as of the date of such change.

(c) Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under this Section 8B and under Section 8C shall survive any termination or expiration of this Agreement or the termination of the Executive’s employment following a Change in Control for any reason whatsoever.

8C. Limitation on Payments and Benefits. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment except that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). The determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise that is required pursuant to the preceding sentence shall be made at the expense of the Company, if requested by the Executive or the Company, by the Company’s independent accountants. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 8C shall not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 8C, the

Executive shall be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section 8C. The Company shall provide the Executive with all information reasonably requested by the Executive to permit the Executive to make such designation. In the event that the Executive fails to make such designation within 10 business days of the Termination Date, the Company may effect such reduction in any manner it deems appropriate.

8D. Additional Definitions. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a) “Base Pay” means the Executive’s annual base salary as provided in Section 4 of this Agreement, at a rate not less than the Executive’s annual fixed or base compensation as in effect for Executive immediately prior to the occurrence of a Change in Control or such higher rate as may be determined from time to time after a Change in Control by the Board or a committee thereof.

(b) “Change in Control” means the occurrence during the term of this Agreement of any of the following events:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the combined voting power of the then outstanding Voting Stock; provided, however, that for purposes of this Section 8D(b), the following acquisitions shall not constitute a Change in Control: (A) any acquisition (including, without limitation, a financing) directly from the Company that is approved by the Incumbent Board (as defined below), (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary or (D) any acquisition by any Person pursuant to a Business Combination (as defined below) that complies with clauses (I), (II) and (III) of subsection (iii) of this Section 8D(b);

(ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board except that any individual becoming a Director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the

Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) consummation of (A) a reorganization, merger or consolidation or (B) a sale or other disposition of all or substantially all of the assets of the Company (each, a “Business Combination”), unless, in each case, immediately following such Business Combination, (I) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Voting Stock of the Company, (II) no Person (other than the Company, such entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 15% or more of the then outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of such entity and (III) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (I), (II) and (III) of subsection (iii) of this Section 8D(b);

(c) “Employee Benefits” means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which Executive is entitled to participate, including without limitation any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company, providing perquisites, benefits and service credit for benefits at least as great in the aggregate as are payable thereunder prior to a Change in Control.

(d) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(e) “Incentive Pay” means an annual amount equal to not less than the highest aggregate annual bonus, incentive or other payments of cash (or, if taken in lieu of cash, stock) compensation, in addition to Base Pay, made or to be made in regard to services rendered in any calendar year during the three calendar years immediately preceding the year in which a Change in Control occurs pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company, or any successor thereto providing benefits at least as great as the benefits payable thereunder prior to a Change in Control.

(f) “Severance Period” means the period commencing on the date of the first occurrence of a Change in Control and expiring on the earliest of (i) the second anniversary of the occurrence of the Change in Control, (ii) the Executive’s death or (iii) the Executive’s attainment of age 65 except that commencing on each anniversary of the Change in Control, the Severance Period shall automatically be extended for an additional year unless, not later than 60 calendar days prior to such anniversary date, either the Company or the Executive shall have given written notice to the other that the Severance Period is not to be so extended.”

2.	Continuing Effectiveness of Agreement. Except as expressly provided herein to the contrary, the Agreement shall remain unaffected and shall continue in full force and effect after the date hereof.

3.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same amendment.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written.

ESSENTIAL GROUP, INC.

/s/ C. Lee Jones	/s/ Dennis N. Cavender
By: C. Lee Jones	Dennis N. Cavender
Its: Chief Executive Officer